UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ARMSTRONG FLOORING, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2019

This proxy statement supplement (this “Supplement”) dated May 3, 2019, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Armstrong Flooring, Inc. (the “Company”) dated April 24, 2019 and made available to stockholders in connection with the Annual Meeting of Stockholders to be held on June 4, 2019 (the “Annual Meeting”). Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION

AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION

WITH THE PROXY STATEMENT

PROPOSAL 1 – ELECTION OF DIRECTORS

Separation of the CEO

On May 3, 2019, the Company announced that pursuant to a mutual agreement between the Company and Donald R. Maier, Mr. Maier’s employment with the Company ceased effective May 2, 2019 and Mr. Maier resigned as a member of the Board of Directors of the Company (the “Board”). Mr. Maier will not stand for re-election at the Annual Meeting.

Appointment of Interim CEO

Effective May 2, 2019, Larry S. McWilliams, Chair of the Board, has been appointed to the position of Interim Chief Executive Officer.

In connection with his appointment as Interim Chief Executive Officer, and effective May 2, 2019, Mr. McWilliams will receive (i) an annual base salary of $700,000 to be paid in accordance with the Company’s regular payroll policies during his tenure and (ii) a grant of restricted stock units with a value of $160,000, with the number of shares to be subject to the grant determined by the NYSE closing price of the Company’s common shares on the grant date. Mr. McWilliams will not otherwise participate in the Company’s Annual Incentive Plan and, while in the role of Interim Chief Executive Officer, will not receive the cash and equity-based compensation paid to non-employee directors of the Company, which compensation was previously disclosed in the Proxy Statement.

Reduction in Size of the Board

The Company’s Amended and Restated Certificate of Incorporation provides that the size of the Board shall be fixed from time to time by the Board. The size of the Board is currently fixed at nine (9) members. However, the Board has taken action to reduce the size of the Board to eight (8) members, effective immediately, and to further reduce the size of the Board to seven (7) members following the certification of the results of the vote at the Annual Meeting. The immediate reduction in the size of the Board has eliminated the vacancy that would otherwise have existed as a result of Mr. Maier’s resignation from the Board and withdrawal of his name from re-election, and the reduction to seven (7) members will eliminate the vacancy that would otherwise exist as of the Annual Meeting for the reasons otherwise disclosed in the Proxy Statement.

Appointment of Lead Independent Director

In light of Mr. McWilliams’ appointment to the role of Interim Chief Executive Officer, Mr. McWilliams no longer meets the standards for director independence as set forth by the New York Stock Exchange. The Company’s Corporate Governance Guidelines provide that when the Chair of the Board is not an independent director, an independent director will be designated to serve as a Lead Independent Director. Effective May 2, 2019, James C. Melville, a director and the Chair of the Board’s Nominating and Governance Committee, was appointed to the role of Lead Independent Director. The Lead Independent Director typically works with the Chair and other members of the Board to provide independent leadership of the Board’s affairs on behalf of the Company’s stockholders and to serve as the principal liaison between the Chair and the other independent directors. The duties of the Lead Independent Director include, without limitation:

•	Presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors;

•	Having the authority to call meetings of the independent directors;

•	Working with the Chair to develop and approve Board meeting agendas and meeting schedules, including to ensure that there is sufficient time for discussion of all agenda items;

•	Authorizing the retention of advisors and consultants who report directly to the Board when appropriate;

•	Leading the independent directors’ evaluation of the effectiveness of the Chair, including his interactions with directors and ability to provide leadership and direction to the Board;

•	Consulting and communicating directly with stockholders, if requested and in coordination with executive management; and

•	Coordinating the Board’s chief executive officer succession planning process.

Before the Annual Meeting, the Company intends to amend its Corporate Governance Guidelines to set forth the specific duties and responsibilities of the Lead Independent Director, described above.

In addition to any compensation Mr. Melville currently receives as a director and the Chair of the Nominating and Governance Committee, as previously disclosed in the Proxy Statement, Mr. Melville will receive an additional annual cash retainer of $25,000 for his role as Lead Independent Director.

If you have already voted your shares by proxy, your shares will be voted as specified in your prior vote with regard to the existing nominees, unless you chose to revoke your proxy. If you have not already voted your shares by proxy, you may still use the original proxy card that we previously distributed, and your vote with respect to nominees for director will be counted accordingly, other than votes with respect to Mr. Maier, which will be disregarded for purposes of the election of directors at the Annual Meeting.

Other than as specified above, no items presented in the Proxy Statement are affected by this Supplement, and you should carefully review the Proxy Statement prior to voting your shares.

By order of the Board of Directors.

/s/ Christopher S. Parisi
Christopher S. Parisi
Senior Vice President, General Counsel & Secretary

May 3, 2019

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